Exhibit 99.2

VeriFone Systems, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
Phone: (408)232-7800 Fax: (408)232-7841
September 27, 2010
Confidential
Board of Directors
Hypercom Corporation
8888 E. Raintree Drive, Suite 300
Scottsdale, Arizona 85260
Gentlemen:
     We are disappointed in your failure to engage in a meaningful discussion regarding our September 24 proposal in which VeriFone Systems, Inc. proposed to acquire all of the outstanding shares of Hypercom Corporation at a 0.21x exchange ratio. That proposal represented an exceptional premium of 52% over the closing price of your shares on September 23 and 69% over the average share price for the thirty trading days prior to our proposal.
     I am therefore writing on behalf of the Board of Directors of VeriFone to propose a transaction in which VeriFone would acquire all of the outstanding shares of Hypercom for $5.25 in cash. The entire purchase price will be funded with our cash on hand and new committed financing the availability of which has been confirmed by our financial advisors.
     Our proposal would deliver to your shareholders an immediate cash premium of 37% over your closing share price on September 23, 2010 and 52% over your 30-day trailing average closing price as of that date. This proposal is extremely attractive on every relevant financial metric. Consummation of the proposal would insulate your shareholders from the risk that Hypercom faces should it continue to experience disappointing financial and operating results in these challenging markets. In short, this proposal represents a unique opportunity and we are convinced your shareholders will agree. We are confident that the transaction will receive all necessary regulatory approvals and are prepared to take extraordinary steps to the extent necessary or expedient to complete this transaction, including the divesture of your relatively small U.S. business if necessary in order to eliminate any possible domestic regulatory concerns.

September 27, 2010

     We have engaged J.P. Morgan Securities Inc. as financial advisors, and Sullivan and Cromwell LLP as counsel in connection with the proposed transaction. We and our advisors are available to meet to discuss the terms of our proposal and to negotiate a definitive agreement as soon as possible. It is our strong preference to work together with the Hypercom Board to reach a mutually agreeable transaction. Unfortunately, in light of your rejection of our Friday evening’s proposal for a stock-for-stock transaction at a higher valuation, and the urgency of proceeding promptly with this transaction unfettered by any delaying or frustrating actions Hypercom may pursue and before market rumors further distort the trading in your shares, we are simultaneously making this letter public to enable your stockholders to determine for themselves whether their Board and management should be engaged in a meaningful and productive dialog about VeriFone’s proposal.
Sincerely,
Douglas G. Bergeron
Chief Executive Officer
VeriFone Systems, Inc.

Cc:	VeriFone Board of Directors Scott Miller, Sullivan & Cromwell LLP